AGREEMENT made this 1st day of March 2003, by and between The Advisors' Inner Circle Fund, a Massachusetts business trust (the "Trust"), and Prospect Asset Management (the "Adviser")(together, the "Parties").

The Adviser hereby agrees to waive its fee and/or reimburse expenses to the extent necessary to limit the total operating expenses at the following levels for a period of three (3) years from the date of this Agreement for each of the following fund:

Fund(s)                                                Total Operating Expenses
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Japan Smaller Companies Fund                                     2.00%

This Agreement embodies the entire agreement of the Parties relating to the subject matter hereof. This Agreement supercedes all prior agreements and understandings, and all rights and obligations thereunder are hereby canceled and terminated. No amendment or modification of this Agreement will be valid or binding unless it is in writing and signed by the Parties.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

The Advisors' Inner Circle Fund                      Prospect Asset Management

By: /s/ John Munch                                   By: /s/ Curtis Freeze
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        John Munch                                           Curtis Freeze